EXHIBIT 10.1

[ADE LOGO]

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made this 22nd day of February, 2006 by and between ADE Corporation (“ADE”) and David F. Basila (“Employee”).

In consideration of Employee’s continued employment with ADE and other good and valuable consideration, including the salary and other remuneration and benefits paid by ADE to Employee while employed by ADE, and in consideration of the benefits provided in this Agreement the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree:

1.	TRADE SECRETS, CONFIDENTIAL INFORMATION AND INVENTIONS

Employee agrees that ADE is engaged in the highly competitive business of infrastructure performance management solutions. ADE’s involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, ADE has developed and will continue to develop certain valuable trade secrets, confidential information and inventions that are peculiar to ADE’s business and the disclosure of which would cause ADE great and irreparable harm.

(a) The term “Trade Secrets” means any information protected as Trade Secrets under Massachusetts or other applicable law and includes scientific or technical information, design, process, procedure, formula, or improvement that is valuable and not generally known to ADE’s competitors. To the fullest extent consistent with the foregoing, Trade Secrets shall include, without limitation, all information and documentation, whether or not patented, copyrighted or trademarked, pertaining to the design, specifications, capacity, testing, installation, implementation and customizing techniques and procedures concerning ADE’s products and services.

(b) The term “Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to ADE and not generally known to the public, including without limitation:

1. Product information, including but not limited to designs, specifications, modifications, advancements and discoveries;

2. Financial information, including but not limited to earnings assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to ADE generally, or to particular products, services, geographic areas, or time periods;

3. Supply and service information, including but not limited to information concerning the goods and services used or purchased by ADE, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to ADE the details of which are not generally known;

4. Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of ADE, marketing forecasts, results of marketing efforts or information about impending transactions;

5. Personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance or other employee information;

6. Customer information, including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and ADE, status of customer accounts or credit, or related information about actual or prospective customers; and

7. Business information, including but not limited to business plans, minutes of board meetings, financial reports, strategic plans, operations manuals and best practices memoranda.

2.	DISCLOSURE AND ASSIGNMENT OF TRADE SECRETS, CONFIDENTIAL INFORMATION AND/OR OTHER WORKS AND INVENTIONS

Employee agrees that with respect to any and all Trade Secrets, Confidential Information and/or other works and inventions made or conceived by him/her while employed by ADE, including any time of employment prior to the date of this Agreement (or within one year of the termination of his/her employment if based on or related to ADE’s Trade Secrets or Confidential Information), whether solely or jointly with any other person or organization, during or after regular hours of employment:

(a) Employee will disclose promptly to ADE all such Trade Secrets, Confidential Information and other works and inventions.

(b) Employee will execute and promptly deliver to ADE (at ADE’s expense) such written instruments and do such other acts as may be required to patent, copyright or otherwise protect such Trade Secrets, Confidential Information and other works and inventions, and any documentation or other materials pertaining thereto, and to vest the entire right and title thereof in ADE.

(c) All such Trade Secrets, Confidential Information and other works and inventions, together with any documentation or other materials pertaining thereto, shall be considered work made for hire and prepared by Employee within the scope of his/her employment by ADE.

(d) Employee assigns all rights and ADE shall have the perpetual, exclusive and unlimited right, without cost, to use in its business and to sublicense and assign, in whole or in part, any of such Trade Secrets, Confidential Information or other works and inventions, and to make, use and sell any and all products, processes, research and services derived from any of such Trade Secrets, Confidential Information or other works and inventions. This includes, but is not limited to, using, making and selling products, processes and/or services derived from such Trade Secrets, Confidential Information or other works and inventions.

(e) If ADE is unable, after reasonable effort, to secure my signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection regarding Trade Secrets, Confidential Information or other works and inventions, whether because of my physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints ADE and its duly authorized officers and agents as its agent and attorney-in-fact to act for and in its behalf and to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by him/her.

3.	NON-DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION

Employee agrees, except as specifically required in the performance of his/her duties for ADE, that he/she will not, while employed by ADE, including any time of employment prior to the date of this Agreement and for so long thereafter as the pertinent information or documentation remains a Trade Secret or Confidential Information, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secret or Confidential Information. Nothing in this paragraph shall preclude Employee from disclosing or using Trade Secrets or Confidential Information if:

(a) the Trade Secrets or Confidential Information have become generally known, at the time the Trade Secrets or Confidential Information are used or disclosed, to the public or to competitors of ADE through no act or omission of Employee or

(b) the disclosure of the Trade Secrets or Confidential Information is required to be made by any law, regulation, governmental body or authority, or court order. In the event that disclosure is required, Employee agrees to notify ADE within 24 hours of receipt of any demand for disclosure of such information.

4.	RETURN OF PROPERTY

Employee agrees that he/she will deliver to ADE upon the conclusion of his/her employment, and at any other time upon ADE’s request all Confidential Information, Trade Secrets, memoranda, notes, records, computers, computer programs, computer files, computer disks, drawings or other documentation, and all copies thereof, in his/her possession, custody or control, whether made or compiled by Employee alone or with others or made available to him/her while employed by ADE. Employee further agrees to sign a statement verifying that he/she has returned all such property.

5.	NON-ASSERTION OF RIGHTS AND ABSENCE OF CONFLICTING AGREEMENTS

Employee does not and will not assert any rights to any inventions, discoveries, concepts or ideas, or improvements thereof or know-how related thereto, as having been made or acquired by Employee prior to his/her employment with ADE, or since the date of his/her employment and not otherwise covered by the terms of this Agreement. Employee represents and warrants that his/her performance of all the terms of this Agreement, as well as the performance of his/her duties as an employee of ADE, does not and will not breach any agreement with any other entity to preserve the confidentiality of any information. Employee further acknowledges that he has not entered into, and will not enter into, any agreement that would be in conflict with this Agreement. Employee also represents and warrants that he/she has delivered to ADE a true and correct copy of any employment, non-competition, non-solicitation or confidentiality agreement, or related agreement, to which he/she is or was a party and which remains or may remain in effect as of the date of this Agreement.

6.	DEVOTION OF SERVICES

Employee agrees to devote his/her best efforts to the services of ADE in such capacity as ADE from time to time shall direct. Employee further agrees that while employed by ADE he/she will not have any direct or indirect financial interest in any entity reasonably deemed to compete with ADE with the exception of shares in publicly traded companies.

7.	NON-COMPETITION

Employee agrees that during his/her employment with ADE and for one year after the conclusion of his/her employment with ADE under whatever circumstances, Employee shall not, directly or indirectly, on his/her own behalf or another’s behalf, be employed by, be contracted to, own, manage, operate, control, participate in, or be associated in any manner with the ownership, management, operation or control of any company or business which is, or will be, in competition with the products or services offered or being developed by ADE at the time of termination of his/her employment with ADE. In recognition of the global nature of ADE’s business, employee agrees that this restriction shall apply worldwide.

8.	NON-SOLICITATION OF CUSTOMERS & SUPPLIERS

Employee agrees that for twelve months after the conclusion of his/her employment he/she will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any customer, former customer, prospective customer, supplier, former supplier or prospective supplier of ADE for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by ADE. This restriction shall apply only to:

(a) any customer, former customer, prospective customer, supplier, former supplier or prospective supplier of ADE with whom Employee had contact during the last twelve months of his/her employment with ADE, or

(b) any customer, former customer, prospective customer, supplier, former supplier or prospective supplier of ADE for which Employee has obtained Confidential Information or Trade Secrets, as defined by this Agreement, during the last twelve months of his/her employment with ADE.

9.	NON-SOLICITATION OF EMPLOYEES

Employee agrees that while employed by ADE and for twelve months after the conclusion of his/her employment he/she will not directly or indirectly recruit or hire, attempt to recruit or hire, assist any entity or individual to recruit or hire, or otherwise have any involvement with the recruiting or hiring of any employee of ADE with whom Employee had contact during his/her employment with ADE.

10.	REQUESTS FOR WAIVER

In the event that Employee believes that employment otherwise in violation of this Agreement would not harm ADE’s legitimate business interests, Employee may request ADE to waive the restrictions contained in this Agreement. Any such request shall be made in writing to the President and CEO and shall identify the business with which Employee seeks to associate and describe the duties that Employee seeks to perform. ADE has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this Agreement shall be effective unless in writing and signed by the President of ADE.

11.	ATTORNEY’S FEES

If Employee breaches any of the covenants set forth in this Agreement, Employee agrees to pay all costs (including reasonable attorney’s fees) incurred by ADE in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.

12.	WAIVER OF BREACH

ADE’s waiver of a breach of any provision of this Agreement by Employee does not waive any subsequent breach by Employee, nor does ADE’s failure to take action against any other employee for similar breaches operate as a waiver by ADE of a breach.

13.	TOLLING

In the event that Employee violates any of the provisions of this Agreement, the obligations contained in those provisions will run from the date on which Employee ceased to be in violation of any such provision.

14.	COURT’S RIGHT TO MODIFY RESTRICTIONS

The parties have attempted to limit Employee’s activities only to the extent necessary to protect ADE from unfair competition. The parties recognize, however, that reasonable people may differ in-making such a determination. Consequently, the parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time, a court or other trier of fact may modify and enforce the Agreement to the extent it believes to be reasonable under the circumstances.

15.	SEVERABILITY

If any provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, but such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

16.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of ADE and its successors and assigns, and Employee, his/her heirs, executors and administrators. ADE shall have the right to assign this Agreement to a successor to all or substantially all of the business or assets of ADE or any division or part of ADE with which employee is employed at any time.

17.	INJUNCTIVE RELIEF

Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement ADE shall suffer irreparable injury for which there is no adequate remedy at law. ADE will therefore be entitled to injunctive relief from the courts without bond, enjoining Employee from engaging in activities in breach of the Agreement. Such injunctive relief shall be in addition to any and all other remedies available to ADE, whether at law or in equity.

18.	ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement and understanding between ADE and Employee concerning the subject matters contained herein. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters. This Agreement may not be modified, terminated, waived altered or amended except in writing, signed by Employee and a duly authorized officer of ADE.

19.	CHOICE OF LAW AND FORUM

The parties agree that this Agreement shall be construed in accordance with and governed by the substantive laws of the State of Massachusetts (regardless of the law that might otherwise govern under applicable Massachusetts principles of conflict of laws) and further agree that any claims or causes of action which arise out of this Agreement shall be instituted and litigated only in a court of competent jurisdiction located within the State of

Massachusetts.

20.	INVOLUNTARY TERMINATION WITHOUT CAUSE

If Employee’s employment with ADE is involuntarily terminated by ADE, and ADE does not have “cause” for such termination, then ADE will continue to pay Employee Employee’s base salary for a period of twelve months. During such period, Employee shall remain eligible to participate in ADE’s medical and dental plans in accordance with and to the extent permitted under plan documents at the time of involuntary termination. Upon completion of such period of benefit continuation Employee shall be eligible to elect benefit continuation, under existing statutory regulations such as COBRA. For purposes of this section, “cause” is defined as: a) Employee’s continued material failure to perform the reasonable and customary duties and responsibilities assigned to him/her for a period of 30 days following written notice from ADE explicitly stating the performance deficiencies, where Employee does not cure the deficiency during the 30-day period and at the end of which ADE notifies Employee in writing of its conclusion that the deficiencies have not been cured, together with clearly documented evidence of same; b) conduct that is materially detrimental to the business, goodwill or reputation of ADE; c) conduct that constitutes dishonesty, fraud or other malfeasance; d) felonious conduct; e) immoral and/or reprehensible conduct; f) violation of any provision of this Agreement; or g) any other action constituting “cause” under the laws of the State of Massachusetts. ADE is not obligated to make any payments to Employee if (a) Employee resigns from ADE, except as provided for in paragraph 21 of this Agreement or (b) Employee is terminated for cause. Salary payments and benefits otherwise payable to Employee under this section will cease if Employee breaches any of the terms of this Agreement.

If at any time, ADE or any successor obligated to make any payment hereunder (the “Employer”) has a class of stock that is publicly traded on an established securities market or otherwise, then the Employer shall from time to time compile a list of “Specified Employees” as defined in and pursuant to, Prop. Reg. § 1.409A-1(i) or any successor regulation. Notwithstanding any other provision of this Agreement, if Employee is a Specified Employee on the date of termination of his employment within the meaning of Prop. Reg. § 1.409A-1(h)(ii) or any successor regulation (his “Termination of Employment”), no payment of compensation shall be made to Employee under any provision of this Agreement (including, without limitation, Sections 20 and 21 hereof) during the period ending six months from the date of his Termination of Employment unless the Employer determines that there is no reasonable basis for believing that making such payment would cause Employee to suffer any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code. If any payment to Employee is delayed pursuant to the provisions of this Paragraph, such payment instead shall be made on the first business day following the expiration of the six-month period referred to herein, together with a compensatory amount in the nature of interest computed at the “Prime Rate” as of the date of Termination of Employment (as reported in The Wall Street Journal) plus two percent (2%).

21.	CONSTRUCTIVE TERMINATION

If Employee’s employment with ADE is “Constructively Terminated,” then ADE will provide Employee with the compensation and benefits identified within paragraph 20. Such compensation and benefits are subject to the conditions and limitations contained within paragraph 20. For purposes of this section, “Constructive Termination” is defined as either (a) involuntary relocation beyond a reasonable commuting distance or (b) a substantial, sustained and material reduction in Employee’s compensation, title, status, authority or responsibility at ADE, without Employee’s consent. For the purpose of this Agreement “reasonable commuting distance” shall be defined as 1 hour travel from Employee’s primary residence in Tucson, Arizona. In order to claim “Constructive Termination,” Employee must provide written notice to ADE, thirty days prior to resignation, that identifies the conditions or situations that Employee believes caused the “Constructive Termination.” ADE has thirty days from the date of notice to cure the conditions or situations and prevent Employee’s “Constructive Termination.”

22.	EMPLOYMENT AT WILL

THIS AGREEMENT DOES NOT GUARANTEE CONTINUATION OF EMPLOYMENT FOR ANY PERIOD AFTER THE DATE IT IS EXECUTED; EMPLOYEE RESERVES THE RIGHT TO TERMINATE HIS/HER EMPLOYMENT AT ANY TIME FOR ANY OR NO REASON; AND ADE RESERVES THE RIGHT TO TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME FOR ANY OR NO REASON.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT THEY HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL IF THEY SO CHOSE, AND THAT THEY ENTER INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

23.	DISABILITY.

ADE may terminate Employee’s employment with ADE if Employee becomes Disabled, such termination to be effective 30 days after notice from ADE to Employee, unless such Disability shall have ceased and Employee shall have returned to full-time performance of his duties within such 30 day period. Termination of Employee’s employment by ADE pursuant to this Paragraph 23 shall not constitute involuntary termination under Paragraph 20 or constructive termination under Paragraph 21 of this Agreement. As used in this Agreement, “Disabled” and “Disability” with respect to Employee shall mean that as a result of Employee’s incapacity due to physical or mental illness or physical injury (excluding illness or injury which was caused by substance abuse by Employee), Employee shall have failed substantially to perform his duties and responsibilities hereunder (a) for a period of 120 consecutive days or (b) for an aggregate of 120 days during any period of twelve (12) consecutive months. If ADE terminates Employee’s employment on account of his Disability, all of Employee’s compensation and benefits shall terminate on the date of termination of his employment, except for benefits to which he may continue to be entitled under ADE’s benefit plans.

24.	409A COMPLIANCE.

It is the intention of the parties that no payment or entitlement under this Agreement will give rise to any adverse tax consequences to Employee under Section 409A of the Internal Revenue Code and regulations thereunder. The Agreement shall be interpreted and applied to that end, and the parties agree to negotiate in good faith to amend the Agreement as may be necessary from time to time to that end.

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                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above mentioned.

EMPLOYEE:

/s/ David F. Basila

David F. Basila

ADE CORPORATION:

By: /s/ Brian James

Brian James, Chief Financial Officer